ENOVA SYSTEMS REPORTS FIRST QUARTER RESULTS

        Enova Achieves Greater Sales and Introduces New Products in 2003

TORRANCE, CA May 22, 2003 - Enova Systems,  Torrance,  California (Symbol OTCBB:
ENVA), has submitted its first quarter, ended March 31, 2003, results to the U.S. Securities and Exchange Commission, reporting that revenues increased to $1.34 million for the first three months - a 42% increase over the comparable period in 2002. Revenues from production in the first quarter increased over 113% to approximately $1.0 million from $476,000 in 2002.

The Company's net sales of $1,340,000 for the first quarter ended March 31, 2003 increased $398,000 or 42%, from $941,000 during the same period in 2002. The net loss for the quarter of $743,000 was slightly higher than the loss of $704,000 in the first quarter of 2002. However, without one-time costs of revenue adjustments, the net loss from operations would be approximately $548,000, or approximately 22% lower.

Enova's revenue increases were the result of two primary factors - new products and new customers worldwide. On the product side, Enova continues its strategy of developing leading edge components for the heavy-duty bus and truck sectors. In the first quarter of 2003, Enova began selling:

> A high voltage (HV) PantherTM 120kW drive system (600Vdc ~ 900Vdc) - a derivative of our current 120kW drive system with double the power rating. Initially, Enova is delivering this system to customers in Asia. This product line includes the new PantherTM 120HV Control Electronics Unit and the PantherTM HV120kW motor, as well as other high voltage components such as the HV Safety Disconnect Unit.

> An enhanced Panther 90kW drive system for dual rear wheel motor configuration, expanding Enova's potential market penetration with bus and delivery vehicle manufacturers. This new system is capable of providing a mid-range, heavy-duty solution at 180kW of peak power for current and prospective customers.

> An 18kW on-board fast charger system designed specifically for heavy-duty applications. This new component, based on Enova's proven charger technology, delivers the extra boost for trucks and buses increased power requirements.

Additional information regarding these products and others may be found in Enova's Product Catalog on our website at www.enovasystems.com.

Carl D. Perry, CEO and President, stated: "Enova continues to seek new segments for its product line and augments its product base when profitable new applications arise. As the Company increases its market share in the heavy-duty bus and truck sector, we find new opportunities to enhance our components to fit the needs of our customer base. Each new system is analyzed for its broader appeal and applicability to a variety of customers and vehicle applications. We believe that this strategy of building on proven, successful products will enable Enova to capture greater market share this year and in the future."

This news release contains forward-looking statements relating to Enova Systems and its products. These forward-looking statements are subject to and qualified by certain risks and uncertainties. Such statements do not imply the future success of the Company or its products.

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These risks and  uncertainties and other risks are detailed from time to time in
Enova Systems' periodic filings with the Securities and Exchange Commission under the name Enova Systems, Inc., including but not limited to Enova's annual report on Form 10-K for the year ended December 31, 2002 as well as our most recently filed 10-Q for the quarter ending March 31, 2003. Enova assumes no duty to update these statements


For Marketing and Sales Information              For Investor Relations
Edward Moore, Vice President, Marketing & Sales  Larry Lombard, Finance & Admin.
310-527-2800 ext. 114                            310-527-2800 ext. 103
edmoore@enovasystems.com                         llombard@enovasystems.com